Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185611, 333-177461, 333-165016 and 333-163709 on Form S-3 and 333-127456, 333-134950 and 333-166695 on Form S-8 of Guaranty Bancorp of our report dated February 14, 2013 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
February 14, 2013